Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Annual Report of Fig Publishing, Inc. (the “Company”) on Form 1-K (File No. 24R-00037) of our report dated January 30, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Fig Publishing, Inc. as of September 30, 2016 and 2015, for the year ended September 30, 2016 and for the period from October 27, 2014 (inception) to September 30, 2015, which report is included in this Annual Report.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 30, 2017